FROM:                                     FOR:
Padilla Speer Beardsley Inc.              Synovis Life Technologies, Inc.
1101 West River Parkway                   2575 University Ave.
Minneapolis, Minn. 55415                  St. Paul, Minn. 55114

CONTACT:                                  CONTACT:
Nancy A. Johnson/Marian Briggs            Karen Gilles Larson, President and CEO
(612) 455-1745/ (612) 455-1742            Connie L. Magnuson, CFO
njohnson@psbpr.com/                       (651) 603-3700
mbriggs@psbpr.com


FOR IMMEDIATE RELEASE

SYNOVIS LIFE TECHNOLOGIES ENTERS INTO DEFINITIVE AGREEMENTS
FOR $39 MILLION PRIVATE PLACEMENT OF COMMON STOCK


     ST. PAUL, Minn., Sept. 18, 2003 -- Synovis Life Technologies, Inc. (NASDAQ:
SYNO), a diversified medical device manufacturer, today announced that it has entered into definitive agreements with certain institutional and other accredited investors with respect to the sale of 1.5 million shares of its common stock in a private placement. After deducting estimated offering costs and fees, the company will receive net proceeds of approximately $36.5 million. Net proceeds will be used for working capital, general corporate purposes and potential acquisitions. Oppenheimer & Co. Inc. acted as placement agent for the transaction.

     "This financing provides the capital to support strong current and future growth," said Karen Gilles Larson, president and chief executive officer. "Over the last five years, our acquisitions, along with our investments in research and development and other aspects of the business, have resulted in robust top- and bottom-line growth for Synovis. We have accomplished our vision of diversification, a business model designed to reduce risks and increase opportunities. From this platform, we will continue to invest in our future by building the appropriate infrastructure, developing new products or acquiring products and businesses to create more opportunities."

Synovis Life Technologies, Inc.
September 18, 2003
Page 2



     Following closing of the private placement, Synovis will have 11.4 million common shares outstanding. The new shares of common stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement. However, Synovis is obligated to use its best efforts to file a registration statement covering the resale of such shares.

ABOUT SYNOVIS LIFE TECHNOLOGIES

     Synovis Life Technologies, Inc., based in St. Paul, Minn., is a diversified medical device company engaged in developing, designing, manufacturing and bringing to market medical devices for the surgical and interventional treatment of disease. For additional information on Synovis Life Technologies and its businesses, visit the company's Web site at www.synovislife.com.

     Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as "should", "may", "will", "expect", "believe", "anticipate", "estimate", "continue", or other similar expressions. Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements made herein. A full discussion of general factors can be found in the company's Annual Report on Form 10-K for the year ended October 31, 2002.

                                      # # #